UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 24, 2019

CELLDEX THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-15006	13-3191702
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

Perryville III Building, 53 Frontage Road, Suite 220,
Hampton, New Jersey	08827
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 200-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $.001	CLDX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 24, 2019, Celldex Therapeutics, Inc. (the “Company” or “Celldex”) announced the appointment of Diane C. Young, M.D., age 63, as Senior Vice President, Chief Medical Officer effective July 8, 2019. Previously, from July 2015 until February 2019, Dr. Young served as Vice President, Chief Medical Officer of GTx, Inc. (NASDAQ: GTXI). Prior to that, from 2002 to June 2015, Dr. Young served in roles of increasing responsibility at Novartis Oncology (NSYE: NVS) including Vice President, Head of Oncology Clinical Development and Medical Affairs, Latin America and Canada; Vice President, Global Head of Medical Affairs, Oncology Business Unit; and Vice President, Global Head of Clinical Development Phase 2/3, Oncology Business Unit. Prior to that, from 1993 to 2002, Dr. Young served in roles of increasing responsibility at R.W. Johnson Pharmaceutical Research Institute (now Johnson and Johnson Pharmaceutical Research and Development; NYSE: JNJ) including Vice President for Global Development and Senior Director, Clinical Research and Development. She also held roles at Sandoz Research Institute from 1991 to 1993 including Director of Clinical Research, Cytokine Development Unit and Associate Medical Director. From 1998 to 1990, she was Assistant Director, Clinical Investigation II at Hoffman-LaRoche, Inc. (OTCQX: RHHBY). She received her A.B. in Biochemical Sciences from Harvard University and her M.D. from Harvard Medical School. She received further medical training in internal medicine at Johns Hopkins Hospital and Vanderbilt University Hospital and completed a fellowship in medical oncology at Dana-Farber Cancer Institute.

The Company and Dr. Diane Young have entered into an employment agreement dated as of July 8, 2019 (the “Employment Agreement”), to be effective concurrent with Dr. Diane Young’s appointment as the Company’s Senior Vice President, Chief Medical Officer. The Employment Agreement provides, among other things, for: (i) an initial term through December 31, 2019 (the “Initial Term”), subject to automatic renewal for successive one year terms unless either party provides ninety (90) days prior written notice of its intent not to renew; (ii) an annual base salary of $410,000; (iii) a signing bonus of $50,000 in cash, payable by August 7, 2019; (iv) eligibility for an annual bonus having a target of 35% of her then base salary; (iv) in the event that her employment is terminated without “cause” or she resigns “for good reason” (each as defined in the Employment Agreement), or her employment is terminated at the end of the Initial Term or a Renewal Term as the result of the Company providing notice of non-renewal: (x) a lump sum cash severance payment equal to 100% of the Executive’s then existing annual base salary (not including bonus) and (y) in the event she timely elects to continue her health insurance employee benefits pursuant to COBRA, monthly payments equal to the applicable COBRA costs for a period of eighteen months (the “Supplemental Payments”) and (v) in the event of termination without “cause” or resignation “for good reason” by the Executive within one year immediately following a Change in Control (as defined in the Employment Agreement): (x) accelerated vesting of any unvested Equity Awards (as defined in the Employment Agreement), (y) a lump sum cash payment equal to twenty-four (24) times Executive’s highest monthly base compensation (not including bonus) during the twenty-four month period prior to the date of termination, plus 150% of the highest annual discretionary bonus received by the Executive during the two full fiscal years prior to the date of termination and (z) the Supplemental Payments.

Dr. Diane Young has no family relationships with any of the Company’s directors or executive officers, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The foregoing description of the Employment Agreement is intended to be a summary and is qualified in its entirety by reference to such document, which is attached as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 7.01. Regulation FD Disclosure.

On June 24, 2019, the Company issued a press release announcing the appointment of Dr. Diane Young. A copy of the press release is furnished as Exhibit 99.1 hereto. In accordance with General Instruction B.2 of Form 8-K, the information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement, dated as of July 8, 2019, by and between Diane Young and Celldex Therapeutics., Inc.
99.1	Press Release dated June 24, 2019

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLDEX THERAPEUTICS, INC.

	By:	/s/ Sam Martin
Name: Sam Martin
Title: Senior Vice President, Chief Financial Officer

Dated: June 24, 2019